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                                                                    Exhibit 23.1


                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Penwest Pharmaceuticals Co. for the registration of 3,009,314 shares of its common stock and to the incorporation by reference therein of our report dated March 17, 2003 (except for Note 1, paragraph 4 of Note 15 and paragraph 6 of Note 18, as to which the date is September 2, 2003), with respect to the consolidated financial statements of Penwest Pharmaceuticals Co. included in its Current Report on Form 8-K dated September 4, 2003, filed with the Securities and Exchange Commission.


                                       /S/ ERNST & YOUNG LLP


Stamford, Connecticut
September 3, 2003